Exhibit 10.1

2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

December 10, 2024
Dear Laura Russell,
We are pleased to confirm Rogers’ offer for the position of Senior Vice President, Chief Financial Officer & Treasurer (subject to the conditions described below). Rogers does not enter employment contracts, and your employment is “at will.” Below is a general description of the terms we expect to apply to your employment, which may be changed or modified by Rogers at any time. The compensation package described below supersedes any prior discussions, written or oral, related to your compensation package with Rogers.
This position is effective on December 10, 2024 (the “appointment date”).
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be $475,000 USD per year, which is paid at a bi-weekly rate of $18,269.24 USD. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You are eligible for an award under the Annual Incentive Compensation Plan (AICP) with a target of 75% of your base salary, except that AICP for 2024 will be comprised of three portions:
◦From January 1, 2024, through August 11, 2024, your target award is 40% of your prorated annual base salary of $328,000 under the company AICP metrics.
◦From August 12, 2024, through December 9, 2024, your target award is 55% of your prorated annual base salary of $400,000 under the executive AICP metrics.
◦From December 10, 2024, through December 31, 2024, your target award is 75% of your prorated annual base salary of $475,000 under the executive AICP metrics.
Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
•You will receive an Initial CFO Equity Incentive Award, valued at $300,000, of time-based restricted stock units, effective on the appointment date.
•Beginning in 2025, you will be eligible for an annual long-term incentive grant with a target of 230% of your base salary, currently valued at approximately $1,092,500 USD, less the value of the Initial CFO Equity Incentive Award for purposes of the 2025 grant. The number of units to be awarded, the breakdown between time-based and performance based restricted stock units and the terms and conditions of the awards shall be determined by the Committee in its discretion.
You will be eligible for the retirement, health and other benefit programs provided to executives of Rogers, subject to the right of Rogers to amend or terminate such programs in accordance with their terms. You will also be eligible to participate in the Rogers Corporation Severance Plan. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.

Exhibit 10.1

2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers’ policy not to enter into employment contracts.
I look forward to continuing to work together.

Sincerely,

Colin Gouveia
President and Chief Executive Officer

/s/ Laura Russell	December 10, 2024
Offer Accepted by Laura Russell	Date

CC:
Michael Webb
Sr. Vice President & CAO